EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

CBRE Group, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑116398, 333-119362, 333-161744, 333-181235, 333-218113 and 333-231572 on Form S-8 and No. 333-222163 on Form S-3) of CBRE Group, Inc. of our report dated March 2, 2020, with respect to the consolidated balance sheets of CBRE Group, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, cash flows, and equity for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of CBRE Group, Inc.

Our report dated March 2, 2020, on the consolidated financial statements as of December 31, 2019, includes an explanatory paragraph related to CBRE Group Inc. and subsidiaries’ change in method of accounting for leases in 2019 due to the adoption of the Accounting Standards Codification Topic 842, Leases.

Our report dated March 2, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states our audit of internal control over financial reporting of CBRE Group, Inc. and subsidiaries excluded an evaluation of the internal control over financial reporting of Telford Homes Plc as management excluded Telford Homes Plc from its assessment of the effectiveness of CBRE Group, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2019.

Our report dated March 2, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, expresses our opinion that CBRE Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified:

•

The Global Workspace Solutions segment in the Company’s EMEA region (GWS EMEA) did not have sufficient resources with the appropriate reporting lines, roles and responsibilities, authority, training and skill sets to design and operate financial activities, including controls, in an appropriate and timely manner.

•

GWS EMEA did not effectively assess and address the risks posed by changes in the business and the related effect on the GWS EMEA system of internal controls. In relation to this, specific to the rollout of GWS EMEA’s primary financial system, GWS EMEA did not effectively operate general information technology controls related to financial data migrations, user access, system changes and financial data processing. Because of the deficiencies in general information technology controls, the business process controls (automated and manual) that are dependent on this system were also deemed ineffective because they could have been adversely impacted.

•	GWS EMEA did not design or execute control activities that sufficiently mitigated the financial reporting risks related to GWS EMEA.
•	GWS EMEA did not have an effective information and communication process to identify, capture and process relevant information necessary for financial accounting and reporting.
•

The Company did not monitor the presentation and effectiveness of components of internal control through evaluation and remediation in an appropriate manner within GWS EMEA and GWS EMEA was not sufficiently integrated with the corporate oversight function.

Consequently, there were control failures for GWS EMEA in the areas of revenue and receivables, balance sheet account reconciliations, journal entries and general information technology controls.

/s/ KPMG LLP

Los Angeles, California

March 2, 2020